Exhibit 10.1

EIGHTH AMENDMENT

TO THE

PSS WORLD MEDICAL, INC.

SAVINGS PLAN

FOR THE FINAL SECTION 415 REGULATIONS

This EIGHTH Amendment to the PSS World Medical, Inc. Savings Plan is made and entered into by PSS World Medical, Inc. (the “Company”) this      day of                     , 2008, and is effective as of April 1, 2008, except as otherwise expressly set forth herein.

WITNESSETH:

WHEREAS, the Company has previously adopted the PSS World Medical, Inc. Savings Plan (the “Plan”); and

WHEREAS, the Company is authorized and empowered to amend the Plan; and

WHEREAS, the Company desires to amend the Plan to make the changes required by the Final Treasury Regulations under Section 415 of the Internal Revenue Code.

NOW, THEREFORE, the Plan is hereby amended as follows:

I.

Section 1.10 of Article I of the Plan is hereby deleted in its entirety and the following is substituted in lieu thereof:

1.10 “Annual Additions” shall mean, with respect to a Participant for each Limitation Year, the sum of:

(a) the amount of employer contributions (including elective contributions) allocated to the Participant under any defined contribution plan maintained by an Employer or an Affiliate; provided, however, that catch-up contributions made pursuant to section 6.2 (and any other contribution subject to Section 414(v) of the Code and made to any defined contribution plan maintained by an Employer or an Affiliate) and restorative payments (where a restorative payment is a payment made to restore losses to the Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of a fiduciary duty under ERISA or under other applicable federal or state law) shall not be taken into account.

(b) the amount of the Participant’s contributions (other than rollover contributions, transfer contributions or Participant loan repayments, if any) to any contributory defined contribution plan maintained by an Employer or an Affiliate;

(c) any forfeitures separately allocated to the Participant under any defined contribution plan maintained by an Employer or an Affiliate; and

(d) amounts allocated to an individual medical account, as defined in Section 415(l)(2) of the Code, that is part of a pension or annuity plan maintained by an Employer or an Affiliate, and amounts derived from contributions that are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee (as defined in Section 419A(d)(3) of the Code) under a welfare benefit plan (as defined in Section 419(e) of the Code) maintained by an Employer or an Affiliate; provided, however, the percentage limitation set forth in section 7.5(a) shall not apply to (1) any contribution for medical benefits (within the meaning of Section 419A(f)(2) of the Code) after severance from employment which is otherwise treated as an “Annual Addition,” or (2) any amount otherwise treated as an “Annual Addition” under Section 415(l)(1) of the Code.

II.

Subsection (a) of Section 1.16 of Article I of the Plan is hereby deleted in its entirety and the following is substituted in lieu thereof:

(a) The term “Compensation” shall mean the regular salaries and wages, overtime pay, bonuses, commissions and other amounts paid by an Employer and taxable to the Employee, as well as elective contributions made on behalf of the Employee to this Plan pursuant to Section 401(k) of the Code, elective contributions made on behalf of the Employee to any cafeteria plan maintained by an Employer pursuant to Section 125 of the Code, and elective amounts on behalf of the Employee that are not includable in his gross income by reason of Section 132(f)(4) of the Code. The term “Compensation” shall also include amounts that are paid within 2 1/2 months following severance from employment, if the amounts are (1) payments that, absent a severance from employment, would have been paid to the Employee while the Employee continued in employment with an Employer and that are regular compensation for service during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar compensation, and (2) payments for accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if his employment had continued. The term “Compensation” shall not include third party disability payments, tax deferred stock options, deductible relocation expense payments, credits or benefits under this Plan, any amount contributed to any pension, employee welfare, life insurance or health insurance plan or arrangement (other than elective contributions to this Plan and any cafeteria plan), or any other tax-favored fringe benefits, and any amounts paid after the date of severance from employment, except as specifically provided for hereinabove.

III.

The following new section 1.57A is hereby added to Article I of the Plan:

1.57A “Post-Severance Compensation”

(a) The term “Post-Severance Compensation” shall mean, except as provided for under subsection (b), any amounts paid after severance from employment including amounts that are severance pay, unfunded nonqualified deferred compensation, or parachute payments within the meaning of Section 280G(b)(2) of the Code.

(b) The term “Post-Severance Compensation” shall not mean the following types of post-severance payments, which will be treated as Section 415 Compensation, but only if they are paid by the later of 2 1/2 months following the severance from employment or the end of the Limitation Year that includes the date of severance from employment:

(1) payments that, absent a severance from employment, would have been paid to the Employee while the Employee continued in employment with an Employer and that are regular compensation for service during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar compensation; and

(2) payments for accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if his employment had continued.

IV.

Section 1.65 of Article I of the Plan is hereby modified by deleting sections 1.65(b)(2) and 1.65(b)(3), in their entireties, and by adding the following new provisions in lieu thereof:

(2) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(3) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

(4) Post-Severance Compensation.

(c) The annual Section 415 Compensation of each Participant for any Limitation Year shall not exceed $230,000.00 for the 2008 calendar year (or such amount as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code). The cost-of-living adjustment in effect for a calendar year applies to annual Section 415 Compensation for the Limitation Year that begins with or within such calendar year.

V.

The following sentence is added to the end of subsection (d) of Section 6.1 of Article VI of the Plan:

A salary reduction agreement shall not apply to a Participant’s Post-Severance Compensation.

VI.

The following sentence is added to the end of Section 6.8 of Article VI of the Plan:

In addition, except for occasional, bona fide administrative considerations, contributions made pursuant to a Participant’s salary reduction election cannot precede the earlier of (1) the performance of services relating to the contribution or (2) the date when the Compensation that is subject to the election would be currently available to the Employee in the absence of an election to defer.

VII.

Section 7.5 of Article VII of the Plan is hereby deleted in its entirety and the following is substituted in lieu thereof:

7.5 Limitation on Allocation of Contributions.

(a) Notwithstanding anything contained in this Plan to the contrary, the aggregate Annual Additions to a Participant’s Accounts under this Plan and under any other defined contribution plans maintained by an Employer or an Affiliate for any Limitation Year shall not exceed the lesser of (1) $46,000 for the 2008 Plan Year, (or such greater amount as the Secretary of the Treasury may prescribe) or (2) 100% of the Participant’s Section 415 Compensation. The compensation limit set forth in this subsection (a) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code), which is otherwise treated as an Annual Addition.

(b) In the event that the Annual Additions, under the normal administration of the Plan, would otherwise exceed the limits set forth above for any Participant, then the Plan Administrator shall take such actions, applied in a uniform and nondiscriminatory manner, as will keep the annual additions for such Participant from exceeding the applicable limits provided by law. Excess Annual Additions shall be disposed of as provided in section 6.5(c). Adjustments shall be made to this Plan, if necessary to comply with such limits, before any adjustments shall be required to any other plan; provided, however, that any excess Annual Additions attributable to voluntary contributions to other plans shall first be returned to the Participant from the plans to which such contributions were made.

(c) If as a result of the allocation of forfeitures, a reasonable error in estimating a Participant’s Section 415 Compensation, a reasonable error in determining the amount of Elective Contributions that may be made with respect to any Participant under the limits of Section 415 of the Code, or other circumstances permitted under Section 415 of the Code, Annual Additions for a Participant would cause the limitations set forth in this section 7.5 to be exceeded, the excess amount shall be allocated to one or more suspense accounts. Any excess amounts shall be deemed to consist of Elective Contributions, Qualified Matching Contributions, Matching Contributions, Employer Discretionary Contributions, and Qualified Non-Elective Contributions as required by Section 1.415(c) of the Treasury Regulations and as provided under the Employee Plans Compliance Resolution System described in Revenue Procedure 2006-27 (or in the manner described in subsequent Revenue Procedures, Revenue Rulings, Notices or other guidance published in the Internal Revenue Bulletin). Excess amounts deemed to consist of Qualified Matching Contributions, Matching Contributions, Employer Discretionary Contributions, and/or Qualified Non-Elective Contributions shall be used as Qualified Matching Contributions, Matching Contributions, Employer Discretionary Contributions, and/or Qualified Non-Elective Contributions, and excess amounts attributable to Elective Contributions shall be distributed to the Participant, in each case for such Limitation Years and in such manner as provided by Section 1.415(c) of the Treasury Regulations and Revenue Procedure 2006-27 (or any subsequently issued authority).

VIII.

The following new subsection (d) is added to Section 14.5 of Article XIV of the Plan:

(d) In the event the Plan is terminated on a date other than the last day of the Plan Year, the Limitation Year shall become a short Limitation Year beginning on the first day of the Plan Year immediately prior to the date of termination and ending on the date of termination. In addition, the applicable dollar limitation for Annual Additions in section 7.5(a) shall be equal to the applicable dollar limitation for that Limitation Year multiplied by a fraction, the numerator of which is the number of months (including any fractional parts of a month) in the short Limitation Year and the denominator of which is twelve (12).

IN WITNESS WHEREOF, this EIGHTH Amendment has been executed and is effective as of the dates set forth hereinabove.

PSS WORLD MEDICAL, INC.

By:	/s/ David D. Klarner
Title:	Vice President